Exhibit 99.1

Iconix Brand Group Reports Revenue And Earnings For The Second Quarter 2012

NEW YORK, July 25, 2012 /PRNewswire/ —

•	Q2 non-GAAP diluted EPS of $0.45 compared to $0.43 in prior year quarter

•	Q2 revenue of $93.6 million, a 5% increase over prior year quarter

•	Q2 EBITDA of $58.4 million and EBITDA margins of 62%

•	Q2 Free Cash Flow of $51.9 million, an 11% increase over prior year quarter

Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the second quarter ended June 30, 2012.

Q2 2012 results for Iconix Brand Group, Inc.:

Total revenue for the second quarter of 2012 was approximately $93.6 million, a 5% increase as compared to approximately $89.3 million in the second quarter of 2011. Total revenue includes approximately $5.6 million related to the completion of the Company’s new joint venture in India. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for the second quarter was approximately $32.4 million, as compared to approximately $32.3 million the prior year quarter. Non-GAAP diluted EPS for the second quarter was $0.45 compared to $0.43 in the prior year quarter. EBITDA attributable to Iconix for the second quarter was approximately $58.4 million, as compared to approximately $58.1 million in the prior year quarter. Free cash flow attributable to Iconix for the second quarter was approximately $51.9 million, an 11% increase over the prior year quarter.

GAAP net income attributable to Iconix and diluted EPS in the second quarter of 2011 included a non-cash, non-recurring gain of approximately $21.5 million related to the Company’s acquisition of the global master license of the Ed Hardy brand. GAAP net income attributable to Iconix for the second quarter was approximately $28.6 million, as compared to $41.5 million in the prior year quarter and GAAP diluted EPS was $0.40 compared to $0.55 in the prior year quarter.

Six months ended June 30, 2012:

Total revenue for the six months ended June 30, 2012 was approximately $182.1 million, as compared to approximately $181.6 million for the prior year period. EBITDA attributable to Iconix for the six month period was approximately $115.2 million as compared to approximately $116.9 million in the prior year period. Free cash flow attributable to Iconix for the six month period was approximately $99.4 million, a 7% increase over the prior year period. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for the six month period was approximately $64.4 million as compared to approximately $66.1 million in the prior year period, and non-GAAP diluted earnings per share was approximately $0.88 for the six month period versus $0.88 for the prior year period.

As mentioned above, GAAP net income attributable to Iconix and diluted EPS for the prior period included a non-cash, non-recurring gain of approximately $21.5 million. On a GAAP basis, net income attributable to Iconix was approximately $56.2 million as compared to $73.0 million in the prior year period and GAAP diluted earnings per share was $0.76 versus $0.97 for the prior year period.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables to the respective GAAP measures are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “We are pleased with our overall performance in the second quarter. Our strategy of building our brands globally is gaining momentum with the launch of our India joint venture with Reliance and our first two direct-to-retail licenses in Europe. Looking ahead, we see continued opportunities to grow the portfolio both in the U.S. and around the world. In addition, with our significant free cash flow and strong balance sheet we plan to continue to deliver increased shareholder value through acquisitions and share repurchase.”

2012 Guidance for Iconix Brand Group, Inc.:

The Company is reaffirming its full year 2012 revenue guidance of $340 to $350 million, its 2012 non-GAAP diluted EPS guidance of $1.65 to $1.74, its 2012 GAAP diluted EPS guidance of $1.48-$1.57, and its 2012 free cash flow guidance of $174 to $181 million. This guidance relates to the existing portfolio of brands and does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), and SHARPER IMAGE (R). In addition, Iconix owns interests in the ARTFUL DODGER (R), ECKO (R), MARC ECKO (R), ED HARDY (R) MATERIAL GIRL (R), PEANUTS (R), and TRUTH OR DARE brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Licensing and other revenue	$93,646	$89,293	$182,097	$181,649

Selling, general and administrative expenses	34,641	31,662	65,540	63,667

Expenses related to specific litigation	—	45	—	92

Operating income	59,005	57,586	116,557	117,890

Interest and other (income) expense, net	12,314	(8,383)	25,442	952

Equity earnings on joint ventures	(1,460)	(2,517)	(2,758)	(3,138)

Other (income) expenses – net	10,854	(10,900)	22,684	(2,186)

Income before income taxes	48,151	68,486	93,873	120,076

Provision for income taxes	16,178	23,640	31,021	40,104

Net income	$31,973	$44,846	$62,852	$79,972

Less: Net income attributable to non-controlling interest	3,388	3,303	6,668	6,997

Net income attributable to Iconix Brand Group, Inc.	$28,585	$41,543	$56,184	$72,975

Earnings per share:

Basic	$0.41	$0.57	$0.79	$1.00

Diluted	$0.40	$0.55	$0.76	$0.97

Weighted average number of common shares outstanding:

Basic	70,085	72,962	71,317	72,865

Diluted	72,216	75,423	73,534	75,396

Selected Balance Sheet Items:	(Unaudited)
(in thousands)	6/30/2012	12/31/2011

Total Assets	$2,003,370	$2,161,303
Total Liabilities	$730,042	$867,727
Total Stockholders’ Equity	$1,273,328	$1,293,576

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)
	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
Net income reconciliation	June 30, 2012	June 30, 2011	June 30, 2012		June 30, 2011
Non-GAAP net income (1)	$32,427	$32,316	$64,364		$66,059

GAAP net income	$28,585	$41,543	$56,184		$72,975

Adjustments:

Non-cash interest related to ASC Topic 470	6,025	4,575	12,697		8,097

Non-cash gain related to investment in Ed Hardy	—	(21,465)	—		(21,465)

Write-off of deferred financing fees (including original issue discount)	—	2,651	—		2,651

Taxes related to above items	(2,183)	5,012	(4,517)		3,801

Net	3,842	(9,227)	8,180		(6,916)

Non-GAAP net income	$32,427	$32,316	$64,364		$66,059

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
Diluted EPS reconciliation	June 30, 2012	June 30, 2011	June 30, 2012		June 30, 2011

Non-GAAP diluted EPS (1)	$0.45	$0.43	$0.88		$0.88

GAAP diluted EPS	$0.40	$0.55	$0.76		$0.97

Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$0.05	$(0.12)	$0.11		$(0.09)

Non-GAAP diluted EPS	$0.45	$0.43	$0.88	*	$0.88

*	May not add due to rounding

Forecasted Diluted EPS	Year Ending Dec. 31, 2012
	High		Low

Non-GAAP diluted EPS (1)	$1.74		$1.65

GAAP diluted EPS	$1.57		$1.48

Adjustments for non-cash interest related ASC 470, and non-cash non-recurring gains and charges, net of tax	$0.16		$0.16

Non-GAAP Diluted EPS	$1.74	*	$1.65	*

(1)	Non-GAAP net income and non-GAAP EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest related to the adoption of ASC Topic 470, non-cash non-recurring gains and charges, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.
*	May not add due to rounding

(in thousands)
	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

EBITDA (2)	$58,430	$58,121	$115,202	$116,914

Reconciliation of EBITDA:

Net Income	28,585	41,543	56,184	72,975

Add: Income taxes	16,178	23,640	31,021	40,104

Add: Net interest expense and Ed Hardy gain	11,797	(8,898)	24,392	(300)

Add: Depreciation and amortization of certain intangibles	1,870	1,836	3,605	4,135

EBITDA	$58,430	$58,121	$115,202	$116,914

(2)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, Ed Hardy gain, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
(in thousands)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Free Cash Flow (3)	$51,929	$46,755	$99,376	$92,681

Reconciliation of Free Cash Flow:

Net Income	28,585	41,543	56,184	72,975

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks and re-measurement of investments. (4)	23,897	5,840	43,982	22,147

Less: Capital expenditures	(553)	(628)	(790)	(2,441)

Free Cash Flow	$51,929	$46,755	$99,376	$92,681

	Year Ending
(in thousands)	Dec. 31, 2012
	High	Low

Forecasted Free Cash Flow (3)	$181,000	$174,000

Reconciliation of Forecasted Free Cash Flow:

Net Income	$112,500	$105,500

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash non-recurring gains and charges	71,000	71,000

Less: Capital expenditures	(2,500)	(2,500)

Forecasted Free Cash Flow	$181,000	$174,000

(3)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.
(4)	Reflects adjustment to previously reported amounts for quarterly flow of non-cash taxes for 2011 and has no impact on a full year basis.